Exhibit 99.1

GRUPO VASCONIA, S. A. B. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED ON DECEMBER 31,

2012 AND 2011 AND AS OF JANUARY 1, 2011

AND INDEPENDENT AUDITOR’S REPORT

Grupo Vasconia, S. A. B. y Subsidiaries

Consolidated financial statements

For the years ended on December 31, 2012 and 2011 and as of January 1, 2011

Independent Auditors Opinion

Index

Contents	Page

Independent auditor’s report	1 and 2

Consolidated financial statements:

Statement of financial position	3

Statement of comprehensive income	4

Statement of changes in stockholders’ equity	5

Cash flows statement	6

Notes to the financial statements	7 to 36

Tel.: +52 (55) 8503 4200 Fax: +52 (55) 8503 4299 www.bdomexico.com	Castillo Miranda y Compañía, S.C. Paseo de la Reforma 505-31 Torre Mayor Colonia Cuauhtémoc México, D.F. CP 06500

INDEPENDENT AUDITOR’S REPORT

To the Shareholders of

Grupo Vasconia, S. A. B. and Subsidiaries

We have audited the accompanying consolidated financial statements of Grupo Vasconia, S. A. B. and Subsidiaries, which comprise the consolidated statement of financial position as at December 31, 2012 and 2011, and the consolidated statements of income, changes in shareholders’ equity and cash flows for the years ended December 31, 2012 and 2011, and a summary of significant accounting policies and other explanatory information.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Castillo Miranda y Compañía, S. C. (BDO Castillo Miranda) es una sociedad civil mexicana de contadores públicos y consultores de empresas, miembro de BDO International Limited, una compañía del Reino Unido limitada por garantía, y forma parte de la red internacional de firmas independientes de BDO.

Opinion

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of Grupo Vasconia, S. A. B. and Subsidiaries as of December 31, 2012 and 2011, and its consolidated results, its consolidated changes in shareholders’ equity and its consolidated cash flows for the years then ended, in conformity with International Financial Reporting Standards, which differ in certain respects from accounting principles generally accepted in the United States (See Notes 22 to the consolidated financial statements).

Emphasis of matter

As mentioned in Note 4 to the financial statements, the Company adopted for first time the International Financial Reporting Standards (IFRS) for the year ended December 31, 2012. Such adoption affected the previously reported consolidated financial statements for the year ended December 31, 2011, which were presented under Mexican Financial Reporting Standards. Note 21 shows the effects of the adoption of IFRS. This had no effect on our opinion.

CASTILLO MIRANDA Y COMPAÑÍA, S. C.

Bernardo Soto Peñafiel, CPA

México, City

February 28, 2013

Grupo Vasconia, S. A. B. and Subsidiaries

Consolidated statement of financial position

for the years ended on December 31, 2012 and 2011 and as of January 1, 2011

(Figures expressed in pesos)

	Note	2012	2011	January 1, 2011
Assets
Current
Cash and cash equivalents	6 and 13	$17,791,051	$8,274,348	$37,193,554
Clients and other accounts receivable	7 and 13	589,674,373	439,435,794	336,932,329
Notes receivable	19	32,430,000
Inventories, net	8	703,354,268	309,132,048	321,236,013
Taxes recoverable, to credit, net		56,381,921		810,443
Derivative financial instruments				3,127,711

Total current assets		1,399,631,613	756,842,190	699,300,050

Financial assets available for sale	9	92,258,257	113,555,637	114,547,653
Properties, machinery and equipment, net	10	952,926,006	488,775,707	366,592,054
Intangibles and other assets, net	11	10,734,811	10,978,978	11,483,082
Deposits in guarantee		18,853,666	18,244,667	18,639,989

Total assets		$2,474,404,353	$1,388,397,179	$1,210,562,828

Liabilities
Short term
Suppliers	13	$190,862,486	$120,133,279	$134,491,093
Bank loans	12 and 13	88,093,386	31,447,063	6,000,000
Provisions	14	72,914,586	52,671,860	61,575,347
Other accounts payable and accumulated liabilities		19,524,186	7,037,295	5,945,399
Taxes and contributions payable, net		6,586,454	8,125,230	4,404,724
Employee profit sharing payable		1,682,088	1,294,927	1,327,031

Total short term liabilities		379,663,186	220,709,654	213,743,594

Long term
Bank loans	12 and 13	504,378,703	25,500,000	31,500,000
Long term documents payable	15	24,670,564	24,670,564
Deferred taxes on earnings	17	71,417,245	44,074,633	31,929,637
Employees benefits	16	30,276,370	14,066,708	13,709,014

Total liabilities		1,010,406,068	329,021,559	290,882,245

Stockholders’ equity	18
Common stock		346,692,855	346,692,855	346,692,855

Retained earnings:
Legal reserve		35,648,985	29,030,161	22,768,637
To be applied		572,940,521	463,152,386	362,312,936
For the year		457,226,976	135,382,340	125,230,484

		1,065,816,482	627,564,887	510,312,057

Premium on issue of shares repurchased		8,549,104

Repurchase of shares		(1,705,694)	(7,498,266)	(5,753,926)

Result for conversion of foreign currencies		(5,064,254)	27,998,154	1,916,531
Changes in the valuation of financial assets available for sale		49,709,792	64,617,990	66,513,066

		44,645,538	92,616,144	68,429,597

Total stockholders’ equity		1,463,998,285	1,059,375,620	919,680,583

Total liabilities and stockholders’ equity		$2,474,404,353	$1,388,397,179	$1,210,562,828

The accompanying notes are an integral part of these financial statements.

Grupo Vasconia, S. A. B. and Subsidiaries

Consolidated statement of comprehensive income

For the years ended on December 31, 2012 and 2011

(Figures expressed in pesos)

	Note	2012	2011

Net sales		$2,224,255,677	$1,651,580,872
Cost of sales		1,705,678,522	1,189,548,605

Gross profit		518,577,155	462,032,267

Sales expenses		248,336,758	208,946,746
Administrative expenses		56,894,080	47,144,947

Total of general expenses		305,230,838	256,091,693

Other expenses, net		8,707,406	(2,182,535)
Employee participation in profits		(1,236,269)	(1,212,328)
Excess of net assets fair value acquired over the paid price in the purchase of Almexa	2	294,275,413

		301,746,550	(3,394,863)

Interests collected		4,196,981	396,904
Interest paid		(16,124,105)	(6,144,330)
(Loss) income from foreign exchange fluctuation, net		(7,230,378)	679,761

		(19,157,502)	(5,067,665)

Income before taxes on earnings		495,935,365	197,478,046

Taxes on earnings	17	38,708,389	62,095,706

Net consolidated income		$457,226,976	$135,382,340

Net income for common share		$5.25	$1.55

Items that may be reclassified to results

Net consolidated income		$457,226,976	$135,382,340

Result for conversion of foreign currency		(33,062,408)	24,187,285
Changes in the valuation of financial assets available for sale		(14,908,198)	(738)

Total other comprehensive income		(47,970,606)	24,186,547

Comprehensive income		$409,256,370	$159,568,887

The accompanying notes are an integral part of these financial statements.

Grupo Vasconia, S. A. B. and Subsidiaries

Consolidated statement of changes in stockholders’ equity

For the years ended on December 31, 2012 and 2011 and as of January 1, 2011

(Figures expressed in pesos)

	Common stock	Repurchased shares	Legal reserve	Premium on issue of shares repurchased (Note 18)	Retained earnings	Other comprehensive results accumulated (net of taxes)	Total

Initial balance as of January 1, 2011	$346,692,855	$(5,753,926)	$22,768,637		$487,543,420	$68,429,597	$919,680,583
Constitution of reserves			6,261,524		(6,261,524)
Declared dividends (Note 18)					(18,129,510)		(18,129,510)
Repurchase of shares (Note 18)		(1,744,340)					(1,744,340)

Comprehensive result					135,382,340	24,186,547	159,568,887

Final balance as of December 31, 2011	346,692,855	(7,498,266)	29,030,161		598,534,726	92,616,144	1,059,375,620
Constitution of reserves			6,618,824		(6,618,824)
Declared dividends (Note 18)					(18,975,381)		(18,975,381)
Repurchase of shares (Note 18)		5,792,572		$8,549,104			14,341,676

Comprehensive result					457,226,976	(47,970,606)	409,256,370

Final balance as of December 31, 2012	$346,692,855	$(1,705,694)	$35,648,985	$8,549,104	$1,030,167,497	$44,645,538	$1,463,998,285

The accompanying notes are an integral part of these financial statements.

Grupo Vasconia, S. A. B. and Subsidiaries

Consolidated statement of cash flows

For the years ended on December 31, 2012 and 2011

(Figures expressed in pesos)

	Note	2012	2011

Operating activities
Income before taxes on earnings		$495,935,365	$197,478,046
Items related with investment activities:
Depreciation and amortization		50,601,702	24,533,726
Interests in favor		(4,196,981)	(396,904)
Other items	2	(294,275,413)

Items related with financing activities:
Interests charged		16,124,105	6,144,330

		264,188,778	227,759,198
Decrease (increase) in accounts receivable other payables and other assets		13,204,256	(85,136,746)
(Increase) decrease in inventories		(266,393,070)	22,242,936
Decrease in suppliers		(9,248,321)	(14,356,236)
(Decrease) increase of other accounts payable and accumulated liabilities		(27,218,280)	14,948,700
Tax on profits paid		(57,538,788)	(66,569,289)

Net cash flows from operating activities		(83,005,425)	98,888,563

Investment activities
Payment in the purchase of Almexa, net cash received	2	(322,138,162)
Investments of property, machinery and equipment		(104,303,913)	(119,918,523)
Interests collected		4,196,981	396,904
Other investments			(1,715,402)

Net cash flows from investment activities		(422,245,094)	(121,237,021)

Cash to be obtained from financing activities		(505,250,519)	(22,348,458)

Financing activities
Financial institution loans		546,070,420	25,447,432
Payment of financial institutions loans		(10,545,388)	(6,000,000)
Dividends paid		(18,975,381)	(18,129,510)
Interests paid		(16,124,105)	(6,144,330)
Premium on issue of shares repurchased		8,549,104
Sale (repurchase) of shares		5,792,572	(1,744,340)

Net cash flows from financing activities		514,767,222	(6,570,748)

Increase (decrease) in cash and cash equivalents		9,516,703	(28,919,206)
Cash and cash equivalents at the beginning of the year		8,274,348	37,193,554

Cash and cash equivalents at the end of the year		$17,791,051	$8,274,348

The accompanying notes are an integral part of these financial statements.

Grupo Vasconia, S. A. B. and Subsidiaries

Notes to the consolidated financial statements

For the years ended on December 31, 2012, 2011 and as of January 1, 2011

(Figures expressed in Mexican pesos)

1.	Main activity

Grupo Vasconia, S. A. B. (The Company) and its subsidiaries are engaged in the manufacturing and sale of aluminum laminates, used in different industries such as automobile, electric, construction, pharmaceutical, food, etc. In its division of industrial products and the manufacturing and/or commercialization of home consumer products, specially for table and kitchen, under known prestige brands in its consumer product division.

The Company’s address in Avenida 16 de Septiembre No. 346, Col. El Partidor Cuautitlan Mexico, C.P. 54879, State of Mexico.

The subsidiaries of the Company are as follows:

Industria Mexicana del Aluminio, S.A. de C.V. (IMASA) - Company engaged in the manufacturing and sale of aluminum foil products in different shapes, and supplying The Company of aluminum disks, which are used as raw materials. At the end of April 2012, IMASA acquired 99.99% of the shares from Almexa Aluminio, S.A. de C.V. (Almexa), company engaged too in the manufacturing of aluminum products in different shapes, such as sheets, plaques, discs, rolls etc.

Ekco Queretaro, S.A. de C.V. - Company that was engaged in the manufacturing and sale of non-stick frying pans and pots, etc, their sales were to The Company. During 2012 the operation of Ekco de Queretaro, S.A. de C.V. was transferred to facilities of the Company.

La Vasconia (España), S.A. - As of June 2002, this Company sold products under Vasconia brand name. As of this date, the products under such brand name are sold by the Company. As of the date of these financial statements, The Company management is in process of selling or liquidating this subsidiary.

Fomento Productivo, S.A. de C.V., Industrias Ekco, S.A. de C.V. and Industrias Almexa, S.A. de C.V.- Services rendering Companies that provide the administrative personnel and the productive force to The Company, to Ekco Queretaro, S.A. de C.V., to Industria Mexicana del Aluminio, S.A. de C.V. and to Almexa Aluminio, S.A. de C.V.

Vasconia Housewares, LLC. - Company founded in U.S.A., whose main activity is the commercialization of aluminum products in such country, which are bought from The Company.

The share participation of The Company in the aforementioned companies is as follows:

	Share participation
	2012	2011

Industria Mexicana del Aluminio, S.A. de C.V.	99.97%	99.97%
Ekco Queretaro, S.A. de C.V.	99.99%	99.99%
La Vasconia (España), S.A.	99.99%	99.99%
Fomento Productivo, S.A. de C.V.	99.99%	99.99%
Industrias Ekco, S.A. de C.V.	99.99%	99.99%
Industrias Almexa, S.A. de C.V.	99.99%
Vasconia Housewares, LLC.	100.00%	100.00%

2.	Purchase of Almexa (Figures in thousands of mexican pesos)

a.	Subsidiary acquired

At the end of April 2012 The Company through its subsidiary IMASA acquired the control of Almexa. The acquired participation by IMASA in a direct and indirect form represents 99.99% of the common stock of Almexa.

b.	Consideration

The Price of shares was for 26.9 million U.S. dollars, from which 14.8 million U.S. dollars corresponds to the purchase of shares from Almexa and 12.1 million U.S. dollars corresponds to the purchase of shares from Aluminio Holdings, S.A. de C.V. holder of shares of Almexa.

c.	Assets acquired and liabilities recognized.

Assets acquired and liabilities recognized at the date of purchase

Asset		Liability
Cash and cash equivalents	$36,410	Suppliers	$79,978
Accounts receivable	229,757	Accumulated liabilities	15,586
Inventories	124,783	Taxes payable	26,613

		Other liabilities	33,212

Total current assets	390,950	Total short-term liabilities	155,389

Machinery and equipment, net	448,974	Employees benefits	17,949
Other assets	251	Deferred income taxes	18,040

Total assets	$840,175	Total liabilities	$191,378

d.	Excess in fair value of the net assets acquired over the Price paid for the purchase of Almexa.

As a result of the comparison between the identifiable net assets and the sum of the transferred consideration, an excess was generated in the net reasonable value of the assets, liabilities and contingent liabilities, which is recognized in the results of the year.

The paid Price was calculated based on multiple operative cash flow generation (EBITDA), flow generating that was calculated with Information provided by the seller and some considerations made by The Company, without considering the value of fixed assets to establish the operation price for the purchase of shares.

Amount

Fair value of the consideration	$354,522
Fair value of the identifiable net assets	648,797

Excess in the reasonable net value of assets and liabilities	$294,275

e.	Net cash outflows in the acquisition of subsidiaries

Consideration in cash	$354,522
Less: cash received	(32,384)

Total	$322,138

f.	Revenue and income of the acquired entity

Sales and net profits of Almexa registered in the consolidated financial statements of the Company for the year ended on December 31, 2012 are in the amount of $ 537,777 and $61,800 respectively, being the ones generated by Almexa in the period The Company consolidated the results of Almexa.

3.	Basis for the consolidation and combinations of business

The consolidated financial statements have been prepared in order to present the consolidated financial position, the comprehensive income, the changes in stockholders’ equity and cash flows of the various companies that make up Grupo Vasconia, S. A. B. and Subsidiaries. Consequently, they include the accounts of the companies mentioned in Note 1, being eliminated for that effect the transactions and balances between them. The consolidation was made based on the financial statements of the subsidiaries, which were prepared by following the same accounting policies used by The Company.

4.	Significant accounting policies

a.	Basis for the preparation

The accompanying financial statements were prepared in accordance with the International Financial Reporting Standard number 1, First adoption of the International Financial Reporting Standards (IFRS), as well as the relative improvements and interpretations.

The accompanying financial statements have been prepared according to the IFRS, their adequacy and interpretations in force or issued and adopted prior the date of their preparation.

The preparation of these financial statements according to the IFRS 1 “Adoption for the first time of the International Financial Reporting Standards” requires the use of certain critical accounting estimates and also requires that the administration enforces its judgment in the process of application of accounting policies. Accounting areas that represent a high degree of judgments and areas in which the key sources for the estimation of uncertainties are important, are disclosed in Note 5.

The last annual consolidated financial statements of the year 2011 of The Company were prepared according to the Mexican Financial Reporting Standards (NIF) issued by the Mexican Council of the Financial Reporting Standards (CINIF). Such standards differ in some areas regarding the IFRS. The first annual financial statements prepared in accordance with IFRS, are corresponding to as of December 31, 2012. The date of transition of the Company was January 1, 2011.

The conciliations and descriptions of the transition effects from the NIF to the IFRS, in its stockholders’ equity and comprehensive income are explained in Note 21.

b.	Conversion of financial statements

The financial statements of the subsidiary located abroad were converted into Mexican pesos applying the rules mentioned in the IAS 21.

The Company recognizes the resulting effects per conversion mentioned in the IAS 21 of IMASA and Almexa, whose functional currency is the U.S. Dollar.

c.	Financial assets

All the financial assets are recognized and dismiss on the date of the negotiation (“trade date”), and are initially valued at a fair value, plus the costs of the transaction.

The financial assets are classified within the following specific categories: “financial assets at fair value with changes through results”, “investments kept on maturity”, “financial assets available for their sale”, “loans and accounts receivable”.

The classification depends on the nature and purpose of these and it is determined at the time of their initial recognition. On the date of the consolidated financial statements report of The Company it only had financial assets classified as cash and cash equivalents, accounts receivable and financial assets available for their sale.

Effective interests’ method

The effective interest method is a method of calculating the amortized cost of a financial instrument and assigning of the income or financial cost throughout the relevant period. The effective interest rate is the rate that is deducted exactly to the future estimated cash flows of collections or payments in cash (including all the fees and base points paid or received that are an integral part of the effective interest rate, costs of transaction and other premiums or discounts) thru the expected life of the asset or liability financial instrument, whenever is appropriate, in a shorter period, with the net amount in books in its initial recognition.

Cash and cash equivalents

Mainly consist in bank deposits in checking accounts and investments in short term securities, of high liquidity, easily convertibles in cash and subject to low risks of significance of changes in value. The cash and cash equivalents are presented at nominal value; the fluctuations are recognized in the results of the year. The cash equivalents are represented mainly by investments in securities.

Accounts receivable

The accounts receivable from clients, loans and other accounts receivable with fixed or determinable payments, which are negotiated in an active market, are classified as loans and accounts receivable. The loans and accounts receivable are valued at the amortized cost using the effective interest method, less any impairment. The income from interests is recognized by applying the effective interest rate.

Impairment of financial assets

The financial assets different from the financial assets at fair value with changes thru results, are subject to tests for effects of impairment at the end of each period on which it is informed. It is considered that the financial assets are impaired, when there is objective evidence that, as a consequence of one or more events that had happened after the initial recognition of the financial asset, the future estimated cash flows of the financial assets have been affected.

The objective evidence of impairment could include:

•	Significant financial difficulties of the issuer or consideration.

•	Unfulfillment of payment of the interests or the principal.

•	Is probable that the debtor declares bankruptcy or in a financial re-organization.

For accounts receivable, the assessment of impairment is made over a collective base, due to the fact that there are no accounts with significant balances in an individual manner. Inside the objective evidence that a portfolio of accounts receivable could be impaired, the past experience of The Company is considered regarding the collection, as well as the changes observable in the national and local economic conditions that are correlated with the unfulfillment of payments.

For the financial assets that are registered at amortized cost, the amount of the recognized loss for impairment is the difference between the book value of the asset and the present value of future cash flows, discounted at the original effective interest rate of the financial asset.

The book value of the financial asset is reduced due to the loss for impairment directly for all the financial assets. When it is considered that an accounts receivable is uncollectable, it is eliminated against the reserve. The later recuperation of the amounts previously eliminated become credits against the reserve. The changes in the book value of the reserve account are recognized in the results.

If in a subsequent period, the amount of the loss due to impairment decreases and that decrease can be objectively related with an event that happens after the recognition of the impairment, the loss due to impairment previously recognized is reversed through the results up until the point in which the value in investment books to the date in which the impairment was reversed does not exceed the amortized cost that would had been if the impairment had not been recognized.

Dismissal of financial assets

The Company dismisses a financial asset only when the contractual rights expire over the cash flows of the financial asset or transfers in a substantial manner the risks and benefits inherent to the property of the financial asset.

d.	Derivative financial instruments

When deemed necessary The Company uses financial instruments to handle its exposition to the volatility’ in the price of aluminum, the dollar exchange rate and the price of gas. In Note 13 there is a more detailed explanation on this type of instruments.

The derivatives are initially recognized at a fair value on the date the contract is subscribed and later are re-measure at their fair value at the end of the period in which is reported. The resulting earning or Loss is recognized in the results.

A derivative with a reasonable positive value is recognized as a financial asset while a derivative with a negative reasonable value is recognized as a financial liability. A derivative is presented as long term asset or a liability if the date of maturity of the instrument is 12 months or more and its realization or cancellation within those 12 months is not expected.

e.	Inventories and cost of sales

The inventories are valued at the lower of cost or net realizable value, using first-in, first-out method. The cost of sales is recognized at historical cost and is represented by the cost of the merchandise, including their costs of importation, freight, maneuvers, shipment and all necessary expenses for their availability for sale.

f.	Properties, machinery and equipment

The properties, machinery and equipment maintained for their use in the production or supply of goods and services, for administrative purposes, are presented in the statement of financial position at their acquisition cost less accumulated depreciation for the case of acquired after the date of transition to IFRS and losses for impairment.

The depreciation is recognized to cancel the acquisition cost of the assets, less their residual value over their useful lives using the straight line method.

The projects in process for purposes of production, supply or administration are recorded at cost less any impairment loss. The cost includes professional fees and other costs directly attributable. The depreciation of these assets, the same as others, starts when the assets are ready for their planned use.

The estimates of useful lives, residual values and depreciation methods, are reviewed at the end of each reporting period; the useful lives used by The Company are as follows:

Years average

Buildings and installations	10 to 50 years
Machinery and equipment	5 to 30 years
Transportation equipment	5 years
Furniture and equipment	3 to 10 years

The profit or loss arising from the sale or retire of a fixed asset item, it is recognized in results and is calculated as the difference between the sale Price and the asset book value.

g.	Intangibles and other assets, net
Acquired intangible assets

The acquired intangible assets are recognized at cost less the accumulated amortization and the accumulated loss due to impairment. The amortizations are recognized based on the straight line method over its estimated useful life. The estimated useful life and amortization method is reviewed at the end of each year, and the effects of any change in the registered estimation are recognized over a prospective base.

h.	Impairment of the tangible and intangible assets

At the end of each period on which it is informed, The Company revises the book value of its tangible and intangible assets in order to determine if there is a sign that these assets have suffered any loss for impairment. If there is a sign, the recoverable amount of the asset is calculated in order to determine the amount of the loss due to impairment (in case there is one). When it is not possible to estimate the recoverable amount of an individual asset, The Company estimates the recoverable amount of the cash generating unit to which such asset belongs. When a reasonable base and consistent of distribution can be identified, the corporate assets are also assigned to the cash generating units.

The recoverable amount is the highest between the fair value less its cost of sale and the use value. While evaluating the use value, the estimated future cash flows are discounted to their present value using a discount rate before taxes that reflects the current evaluation of the market with respect to the value of money in the time and the specific risks of the asset, for which the future estimates of cash flows have not been adjusted.

If it is estimated that the recoverable amount of an asset (or cash generating unit) is lower than the book value, the book value of the assets (or cash generating unit) is reduced to its recoverable amount. The losses for impairment are recognized immediately in the results.

When a loss due to impairment is later reversed, the book value of the asset (or cash generating unit) the revised estimated value is increased to its recoverable amount, so the increased book value does not exceed the book value that would had been determined if a loss for impairment for such asset had not been recognized (or cash generating unit) in prior years. The revision of a loss for impairment is recognized immediately in the results.

i.	Leasing

The leasing is classified as financial when the terms of the lease substantially transfer to the lessee all the risks and benefits inherent to the property. All the other leases are classified as operative. The Company has determined that the leases of buildings used to carry out its operation qualify as operating leases.

When a lease contract classified as operating lease has grace periods, these are registered as a liability for deferred income, and are recognized in each period as a reduction to the cost of rents over a straight line base. The payments for the lease rights are amortized according to the contract term.

The payments for rents of operating leases are charged to the result using the straight line method, during the term correspondent to the lease, except, if another systematic base results more representative for reflecting more adequately the lease benefits pattern for the user. The contingent rents are recognized as expenses in the period in which they are incurred.

j.	Provisions

The provisions are recognized when The Company has a current obligation (whether legal or assumed) as a result of a past event, is probable that The Company has to settle the obligation, and a reliable estimate can be made of the amount of the obligation.

The amount recognized as provision is the best estimate of the necessary expenditure to settle the current obligation, at the end of the period on which it is informed, taking into consideration the risks and uncertainties that accompanying the obligation. When a provision is assessed using the cash flows estimated to settle the current obligation, its book value represents the current value of such cash flows.

When it is expected that the recuperation by a third party of some or all the economic benefits required to settle a provision, an account receivable is recognized as an asset if its practically sure that it will receive the expenditure and the amount of the account receivable can be reliably assessed.

k.	Financial liabilities

The financial liabilities include the bank loans and credits; they are initially valued at a fair value, net of the costs of the transaction.

Subsequently the are valued at amortized cost using the effective interest method, and the expenses per interest are recognized over an effective return base.

Reduction of financial liabilities

The Company reduces the financial liabilities if, and only if, the Company’s obligations are fulfilled, cancelled or expired.

I.	Employees benefits

The direct benefits to employees are valued in proportion with services rendered, considering current wages. The corresponding liability is recognized as it is earned. Includes mainly employee profit sharing payable (PTU), compensated absences, such as vacations and vacation premiums and incentives.

In the case of defined benefit plans, the cost of such benefits is determined using the projected unit credit method, with actuarial assessments carried out at the end of each informed period. The actuarial profits and losses exceeding 10% of the greater amount between the current value of the defined obligations for benefits of The Company and the fair value of the assets in the final plan of the previous year, they are amortized over the estimated average labor life of the employees that participate in the plan. The costs of past services are recognized immediately as the benefits are acquired; or on the contrary, they are amortized using the straight line method over the average period until the benefits become acquired.

The obligations for benefits at retirement recognized in the statement of financial position, represent the current value of the obligation of defined benefits, adjusted by the non-recognized actuarial earnings and losses and the costs of non-recognized past services less the reasonable value of the plan’s assets. Any asset that arises from this calculus is just for the non-recognized actuarial losses and the costs of past services, plus the current value or refunds and reductions of future contributions to the plan.

m.	Taxes on earnings

The expense for tax on earnings represents the sum of the incurred payable tax on earnings and the deferred taxes.

Incurred taxes

Income tax (ISR) and the flat rate business tax (IETU), are recorded in the results of the year in which they are accrued. The incurred tax is the greater between both of them. These are based on the tax profits and the cash flows of each year respectively. The tax profit differs from the net income reported in the statement of comprehensive income, due to the taxable or deductible profits or expenses items and items that will never be taxable or deductible. The liability of The Company for incurred taxes is calculated by using the tax rates announced at the end of the informed period. For the ISR the rate will be 30% in 2012 and subsequent. For the IETU the rate it is 17.5% as of 2010.

Deferred taxes

To recognize the deferred taxes is determined if, based on financial projections, The Company will incur ISR or IETU and recognize the deferred tax corresponding to the tax it will pay in each year. The deferred tax is recognized over the temporary differences between the book value of the assets and liabilities included in the consolidated financial statements and the corresponding tax basis included to determine the tax profit. The liability for deferred tax is generally recognized for the temporary tax differences. A deferred tax asset will be recognized for all the deductible temporary differences, as it is probable that the entity arrange future tax profits against those can apply the deductible temporary differences. These assets and liabilities are not recognized if the temporary differences arise from the goodwill or the initial recognition (different from the combination of business) of other assets and liabilities in an operation that does not affect the tax profit or the accounting profit.

The book value of an asset for deferred taxes is subject to revision at the end of each informed period and could be reduced as it is determined probable that there will not be any taxable profits enough to allow the recuperation partial or total of the asset.

The assets and liabilities for deferred taxes are valued by using the rates expected to apply in the period in which the liability is paid or the assets are materialized based on the rates (and tax laws) approved or substantially approved at the end of the reported or informed period. The valuation of the assets or liabilities for deferred taxes reflects the tax consequences that will derived in the way the Company expects, at the end of the informed period, recuperate or settle the book value of its assets and liabilities.

n.	Employee Profit Sharing (PTU)

The PTU is registered in the results of the year in which is incurred and is presented in the comprehensive statement of income.

o.	Revenue recognition

Revenue is calculated at the fair value of the consideration received or receivable, taking into consideration the estimated amount of customer returns, rebates or other similar discounts.

The income for sale is recognized in the results when the client takes possession of the good or when the merchandise have been delivered, time in which it is considered that the following conditions are fulfilled:

•	The Company transferred to the buyer the significant risks and benefits derived from the property of the goods.

•	The Company does not have a continuous involvement, nor maintains an effective control on the goods.

•	The income can be measured confidently.

•	It is probable that the economic benefits flow in the entity.

•	The incurred or possibly incur costs can be measured confidently.

p.	Contingencies

The important obligations or losses related with contingencies are recognized when there is the possibility that its effects are materialized and there are reasonable elements for their quantification. If these reasonable elements do not exist, their disclosure is included in a qualitative manner in the notes to the financial statements (Note 20). The revenue, profits or contingent assets are recognized at the time in which there is a practically an absolute certainty of their realization.

q.	Comprehensive income

It is the modification of the stockholders’ equity during the year for concepts that are not contributions, reductions and distributions of capital; it is formed by net profit of the year plus other items that represent a profit or loss from the same period, which are presented directly in the comprehensive income without affecting net income for the period.

r.	Classification of costs and expenses

The costs and expenses reflected in the statement of comprehensive income were classified according to their function.

s.	Transactions in foreign currency

The functional currency of The Company is the mexican peso, however, Almexa and IMASA has been classified with functional currency dollar, due to IMASA sells in such currency and Almexa made the majority of its sales in U.S. dollars. The transactions in foreign currency are registered at the exchange rate in force on the date of the transaction. The balances of the monetary assets and liabilities are adjusted in a monthly basis at the exchange rate published in the Federation Official Gazette. The effects of the exchange fluctuations are registered in the statement of income.

t.	Income per share

The basic income per ordinary share is calculated by dividing the majority net profit between the weighted averages of ordinary shares in circulation during the period.

u.	Combinations of businesses

The acquisition of subsidiaries and businesses is registered using the purchase method. The consideration for each acquisition is valued at a fair value (on the date of exchange) of the granted assets, incurred or assumed liabilities and the capital instruments issued by The Company in exchange for the control of the acquired. The costs related with the acquisition are recognized in the results when incurred.

If it applies, the consideration for the acquisition includes any asset or liability originated by a contingent consideration agreement, valued at its fair value on the date of acquisition. The later changes in such fair value are adjusted against the cost of acquisition where they are classified as adjustments of the valuation period (as mentioned later). All other changes in the reasonable value of the contingent consideration are classified as an asset or liability according to the corresponding IFRS. The changes in the fair value of the contingent consideration classified as capital are not recognized.

In the case of a combination of business for purchase in stages, the previous investment of the Company in the capital of the acquired is re-measured at its fair value on the date of acquisition (that is, the date in which the Company obtains control) and the resulting profit or loss, if exist, is recognized in the results. The amounts resulting from the participation in the acquired previous to date of acquisition that had been previously recognized in the other comprehensive income are reclassified to the results, as long as such treatment was appropriate in case that participation was sold.

The identifiable assets, liabilities and contingent liabilities of the acquired comply with the conditions of recognition according to the IFRS 3 are recognized at their fair value on the date of acquisition, except for:

•

The assets or liabilities for deferred tax and the assets or liabilities related with the agreements of Employees benefits are recognized and valued in accordance with the IAS 12 Income to profits and the IAS 19 Employees benefits, respectively.

If the initial recognition of a business combination has not been complemented at the end of the informed period, in which the combination occurs, The Company reports provisional amounts for the items whose recognition is incomplete. During the period of valuation, the acquirer recognizes adjustments to the provisional amounts or recognizes additional assets or liabilities necessary to reflect the new obtained information on facts and circumstances existed on the date of acquisition, and if recognized, would have affected the valuation of amounts recognized in that date.

The valuation period is the period from the date of acquisition until The Company obtains complete information on the facts and circumstances existed to the date of acquisition - which is subject to a maximum of one year.

Goodwill - the goodwill arising from a combination of business is recognized as an asset on the date in which the control is acquired (date of acquisition). The goodwill is valued as the excess of the sum of transferred consideration, the amount of any non-controlling participation in the acquired and the fair value of the participation of the acquirer in the stockholders ‘equity of the acquired previously possessed (in its case) over the net fair value at the date of acquisition of the acquired identifiable assets and the assumed liabilities.

If, after the re-evaluation, the participation of The Company in the fair value of the identifiable net assets of the acquired exceed the sum of the transferred consideration, the amount of any non-controlling participation and the fair value of participation of the acquirer in the stockholders’ equity of the acquired previously possessed by the acquirer (if it is the case), such excess is recognized immediately in the statement of income as a profit for a purchase at a bargain price.

The goodwill is not amortized but reviewed due to impairment at least every year. For purposes of evaluating the impairment, the goodwill is assigned to each one of the cash generating units of The Company that expects to obtain benefits from the synergies of this combination. The cash generating units to which the goodwill is assigned to are subject to annual assessments for impairment or with more frequency, if there is an indication that the unit could have suffered impairment. If the recoverable amount of the cash generating unit is less than the amounts in books of the unit, the loss for impairment is assigned first in order to reduce the amount in books of the goodwill assigned to the unit and then in a proportional manner to the other assets in the unit, taking as a base the amount in books of each asset in the unit. The loss for impairment recognized for purposes of goodwill cannot be reversed in a later period.

In the case of selling a subsidiary, the amount attributable to the goodwill is included in the calculation of the profit or loss for sale.

5.	Critical accounting judgments and main estimates

In the application of The Company’s accounting policies, which are described in Note 4, the administration of The Company must make judgments, estimates and assumptions on the amounts in books of the assets and liabilities. The relative estimates and assumptions are based on the historical experience and other factors considered as relevant. The actual results could differ from that estimates.

The underlying estimates and assumptions are reviewed continuously. The revisions to the accounting estimates are recognized in the period of revision and future periods if the revision affects the current period as well as subsequent periods:

Main estimates

Following are the main estimates performed as the date of the statement of financial position are presented:

a.	Determination of tax on earnings

For effects of determining the deferred tax, The Company must make tax projections to determine if The Company will incur in IETU or ISR, thus, consider the incurred tax as a base in the determination of deferred taxes.

b.	Estimation of useful lives and residual values of properties, machinery and equipment

The Company revises the estimated useful life and the residual values of properties, machinery and equipment at the end of each annual period. During the period, it was not determined that the useful life and residual values have to be modified since according with the evaluation from The Company’s administration, the useful lives and the residual values reflect the economic conditions of the operative environment of The Company.

c.	Valuation of assets and liabilities acquired in a business combination

As described above, The Company acquired the assets and liabilities of Almexa in a business combination. The determination of the fair values of the acquired assets and liabilities, require that the administration of The Company determines the assumptions and models of valuation appropriate for each type of acquired asset and/or liability. The Company engaged and independent expert to perform this valuation.

6.	Cash and cash equivalents

The cash and cash equivalents at the end of the informed period as shown in the statement of cash flows can be conciliated with the related items in the statement of financial position as follows:

	December 31,		January 1, 2011
	2012	2011

Cash on hand and banks	$8,559,155	$1,653,661	$8,062,026
Cash equivalents	9,231,896	6,620,687	29,131,528

Total	$17,791,051	$8,274,348	$37,193,554

7.	Clients and other accounts receivable

	December 31,		January 1, 2011
	2012	2011

Accounts receivable	$597,644,174	$427,047,587	$350,237,241
Less, allowance for doubtful accounts	(24,988,564)	(16,108,001)	(16,108,001)
Reserve for discount on sales	(5,197,906)	(3,531,913)	(3,531,913)

	567,457,704	407,407,673	330,597,327
Other accounts receivable	22,216,669	32,028,121	6,335,002

Total	$589,674,373	$439,435,794	$336,932,329

The average credit term on the sale of goods is 73 days. There is no charge for interests over the accounts receivable to clients after the invoicing.

Before accepting any new client, The Company carries out a loan analysis, in accordance with its policies to grant the credit line, in some cases uses an external credit grading system.

From the total of The Company’s portfolio, 41% is insured, only those sales considered a greater risk due to the client’s profile.

In determining the recoverability of a receivable, The Company considers any change in the credit quality of the account from the date credit was initially granted up to the end of the period on the reporting.

Change in the estimate for doubtful accounts:

	December 31,		January 1, 2011
	2012	2011

Balances at the beginning of the year	$19,639,914	$19,639,914	$19,639,914
Increase to the reserve due to incorporation of figures of Almexa	11,646,998
Amounts applied to the reserve during the year	(1,100,442)

Balances at the end of the year	$30,186,470	$19,639,914	$19,639,914

8.	Inventories

	December 31,		January 1, 2011
	2012	2011

Finished goods	$260,547,058	$151,437,796	$139,175,060
Work in process	132,571,862	26,364,025	66,007,144
Raw materials	343,710,952	146,595,081	131,318,663

	736,829,872	324,396,902	336,500,867
Less allowance for inventories that are obsolete and slow moving	(33,475,604)	(15,264,854)	(15,264,854)

Total	$703,354,268	$309,132,048	$321,236,013

Change in allowance for obsolete and slow moving:

	December 31,		January 1, 2011
	2012	2011

Balance at beginning of year	$15,264,854	$15,264,854	$15,264,854
Increase in the reserve figures incorporating Almexa	18,210,750

Balance at end of year	$33,475,604	$15,264,854	$15,264,854

9.	Financial assets available for sale

As of December 31, 2012 and 2011, The Company has 670,643 shares and as of January 1, 2011 it had 660,643 shares of Lifetime Brands, Inc. common stock, whose valuation, according to what is established in the IFRS-5 was adjusted at fair value based on the market value and which corresponds to an amount of $ 92,258,257, $ 113,555,637 and $ 114,547,653, respectively.

10.	Properties, machinery and equipment, net

The properties, machinery and equipment are as follows:

	December 31,		January 1, 2011
	2012	2011

Machinery and equipment	$1,286,087,953	$833,512,832	$777,554,257	From 5 to 30 useful life
Buildings and installations	143,758,146	146,119,630	102,767,516	From 10 to 50 useful life
Transportation equipment	31,517,847	30,425,425	28,954,234	5 years of useful life
Furniture and equipment	66,768,739	65,004,854	56,500,272	From 3 to 10 useful life
Reserve	(13,689,628)	(7,302,008)	(7,302,008)
Accumulated depreciation	(710,136,249)	(679,899,800)	(663,963,891)

	804,306,808	387,860,933	294,510,380
Projects in process	96,670,693	45,643,311	22,166,402
Land	51,948,505	55,271,463	49,915,272

Total	$952,926,006	$488,775,707	$366,592,054

a.	For the year ended on December 31, 2012

	2011	Incorporation Almexa	Acquisitions	Reduction	Conversion	2012

Machinery and equipment	$827,714,535	$423,739,100	$59,803,888	$(10,985,259)	$(14,184,311)	$1,286,087,953
Buildings and installations	149,627,166		18,573,985	(22,898,966)	(1,544,039)	143,758,146
Transportation equipment	31,155,774	54,000	1,131,084	(484,067)	(338,944)	31,517,847
Furniture and equipment	66,565,266	1,315,000	7,749,733	(8,143,372)	(717,888)	66,768,739
Projects in process	45,643,311	24,581,000	26,446,382			96,670,693
Land	55,271,463		208,000	(3,530,958)		51,948,505
Reserve	(7,302,008)	(8,761,225)		2,373,605		(13,689,628)

	1,168,675,507	440,927,875	113,913,072	(43,669,017)	(16,785,182)	1,663,062,255

Depreciation;
Buildings and installations	(38,667,414)		(3,285,146)	$6,314,815		(35,637,745)
Machinery and equipment	(569,422,418)	(7,019,006)	(36,125,691)	8,569,270		(603,997,845)
Transportation equipment	(22,571,456)	(16,894)	(637,633)	235,248		(22,990,735)
Furniture and equipment	(49,238,512)	(281,182)	(2,991,984)	5,001,754		(47,509,924)

	(679,899,800)	(7,317,082)	(43,040,454)	20,121,087		(710,136,249)

Total net	$488,775,707	$433,610,793	$70,872,618	$(23,547,930)	$(16,785,182)	$952,926,006

b.	For the year ended on December 31, 2011:

	January 1 2011	Acquisitions	Reduction	Conversion	December 31, 2011

Machinery and equipment	$777,554,257	$38,147,001	$(7,390,169)	$19,403,152	$827,714,241
Buildings and installations	102,767,516	45,416,512	(2,064,398)	3,507,536	149,627,166
Transportation equipment	28,954,234	4,831,047	(3,359,856)	730,349	31,155,774
Furniture and equipment	56,500,271	7,746,707	757,876	1,560,412	66,565,266
Projects in process	22,166,403	23,727,312	(250,404)		45,643,311
Land	49,915,272	7,130,505	(1,774,314)		55,271,463
Reserve	(7,302,008)				(7,302,008)

Total	1,030,555,945	126,999,084	(14,081,265)	25,201,449	1,168,675,213

Depreciation:
Machinery and equipment	(559,163,554)	(17,994,121)	7,735,551		(569,422,124)
Buildings and installations	(36,395,416)	(2,282,520)	10,522		(38,667,414)
Transport equipment	(21,945,167)	(874,702)	248,413		(22,571,456)
Furniture and equipment	(46,459,754)	(2,786,872)	8,114		(49,238,512)

Total	(663,963,891)	(23,938,215)	8,002,600		(679,899,506)

Total net	$366,592,054	$103,060,869	$(6,078,665)	$25,201,449	$488,775,707

As a guarantee of the credits granted by Scotiabank Inverlat, S.A. The Company and Ekco Queretaro, S.A. de C.V. constituted an industrial mortgage and IMASA, constituted a civil and industrial mortgage.

To guarantee the credit issued by Bancomext was created on Almexa an industrial mortgage.

The amount of the depreciation for the period from January to December charged to results was $ 50,357,535 for 2012 and $ 23,938,215 for 2011.

11.	Intangibles and other assets, net

	December 31,		January 1, 2011
	2012	2011

Brands	$11,948,332	$11,948,332	$11,856,925
Accumulated amortization	(1,213,521)	(969,354)	(373,843)

Total	$10,734,811	$10,978,978	$11,483,082

The amortization for the year charged to the result was $ 244,167 in 2012 and $ 595,511 in 2011.

12.	Loans from banking institutions

The bank loans as of December 31, 2012 and 2011 are formed as follows:

Institution	Type of loan	Maturity	Interest rate	2012
				Thousands of Mexican pesos
				Short term	Long term

Scotiabank Inverlat	Mortgage	31-01-2014	10.28%	$6,000,000	$19,500,000
Scotiabank Inverlat	Current account	31-01-2014	7.65%	73,002,386
Scotiabank Inverlat	Simple credit	18-10-2017	7.65%	9,091,000	36,363,703
Bancomext	Mortgage	29-03-2020	2.86%		448,515,000

				$88,093,386	$504,378,703

Institution	Type of loan	Maturity	Interest rate	2011
				Thousands of Mexican pesos
				Short term	Long term

Scotiabank Inverlat	Mortgage	31-01-2014	10.28%	$6,000,000	$25,500,000
Scotiabank Inverlat	Current account	31-01-2014	7.60%	25,447,063

				$31,447,063	$25,500,000

				January 1, 2011

Scotiabank Inverlat	Mortgage	31-01-2014	10.28%	$6,000,00	$31,500,000

13.	Risk management

a.	Significant accounting policies

The details of the significant accounting policies and adopted methods (including recognition criteria, basis for valuation and the basis of recognition of income and expenses) for each type of financial asset, financial liability and capital instruments are disclosed in Note 4.

The Company has created a Risk Management Committee, which is conformed by first level executives and is in charge of authorizing all the hedges operations they want to contract, observing for that, the lineaments established by the Board of Directors

b.	Categories of financial instruments and risk management policies.

	Risk	December 31,		January 1 2011
		2012	2011

Financial assets:
Cash and cash equivalents	(i)	$17,791,051	$8,274,348	$37,193,554
Accounts receivable	(i)	567,457,704	407,407,673	330,597,327
Other accounts receivable	(i)	22,416,669	32,028,121	6,335,002
Notes receivable	(i)	32,430,000
Derived financial instruments	(i) (iii)			3,127,711

Financial liabilities:
Loans from financial institutions	(ii) (iii)	$592,472,089	$56,947,063	$37,500,000
Accounts payable to suppliers	(ii) (iii)	190,862,486	120,133,279	134,491,093
Notes payable long term	(ii) (iii)	24,670,564	24,670,564

The assets and liabilities of The Company are exposed to diverse economic risks that include:

(i) Credit risk.

(ii) Liquidity risk.

(iii) Market financial risks.

The Company tries to minimize the potential negative effects of the risks above mentioned in its financial performance through different strategies which are described next:

•	Credit risk management

The credit risk refers to the risk that the opposing parties do not fulfill their contract obligations resulting in a loss for The Company. In the case of The Company, the main credit risk arises from the cash and equivalents of the accounts receivable to clients. Regarding the cash and equivalents, The Company has as a policy, to carry out transactions only with well recognized and high credit quality institutions. Regarding the accounts receivable, The Company has policies for granting loans, which are mentioned in Note 7. The maximum exposition of the loan risk is represented with the cash and accounts receivable recognized in the statement of financial position.

•	Liquidity risk management

It is the risk that The Company find difficulty in complying with its obligations associated with financial liabilities, which are paid in cash or other financial instrument.

The Company manages the liquidity risk by investing its cash excess in investment instruments without a risk to be used at the time The Company requires them. Additionally, it has continuous vigilance of projected and real cash flows.

The following chart shows the contractual maturity of the financial liabilities of The Company based on the payment periods:

	As of December 31, 2012
	Less than 1 year	More than 1 year and less than 3	More than 3 years	Total

Loans from financial institutions	$88,093,386	$162,541,348	$341,837,355	$592,472,089
Suppliers	190,862,486			190,862,486

Total	$278,955,872	$162,541,348	$341,837,355	$783,334,575

	As of December 31, 2011

Loans from financial institutions	$31,447,063	$12,000,000	$13,500,000	$56,947,063
Suppliers	120,133,279			120,133,279

Total	$151,580,342	$12,000,000	$13,500,000	$177,080,342

	January 1, 2011

Loans from financial institutions	$6,000,000	$18,000,000	$13,500,000	$37,500,000
Suppliers	134,491,093			134,491,093

Total	$140,491,093	$18,000,000	$13,500,000	$171,991,093

•	Market risk

It is the risk that the fair value or the future cash flows of a financial instrument, fluctuate as a result of changes in the market prices.

The activities of The Company are exposed mainly to financial risks of changes in interest rates, type of Exchange and changes in the aluminum Price.

Risk management of the interest rate

The Company is exposed to risks in the interest rate, due to the fact that it maintains loans with financial institutions at a THE rate and LIBOR rate. With the purpose of managing this risk, The Company has a policy of monitoring the interest rates to assess the possibility of contracting a hedge.

The sensibility analysis determined by The Company is prepared based on the exposition to the interest rates in the loans. For that, it is preparing an analysis assuming that the amount of the pending liability pending at the end of the informed period has been the pending liability for the whole year.

Exchange risk management

The Company carries out transactions in foreign currency; consequently is exposed to fluctuations in the exchange rate. In order to manage this risk, The Company has the policy of monitoring the exchange rates of the mexican peso versus the US dollar to evaluate the possibility of contracting a hedge.

The sensibility analysis determined by The Company is prepared based on the exposition to the exchange rate of the peso to the US dollar. For that, an analysis is prepared assuming that the amount of the position in foreign currency at the end of the informed period has been the same for the whole year.

Risk management for the aluminum price

The Company makes aluminum purchase transactions, as there are variations determined by the market in the price of this raw material The Company is exposed to fluctuations in the aluminum price. With the purpose of managing this risk, The Company in its consumer products division has the policy of using hedges that will allow it to mitigate the volatility of aluminum prices, being all the hedge operations carried out to be strictly linked to the regular business’ operation, and not carrying out operations with speculative purposes.

The sensibility analysis determined by The Company is prepared based on the exposition to changes in the aluminum price. For that, an analysis is prepared assuming that the amount of the account payable to suppliers of aluminum at the end of the informed period has been the same for the whole year.

Reasonable value of the financial instruments

The reasonable value of the financial instruments arranged by The Company, which were subject expiration during the financial years 2012 and 2011, was determined by The Company using available information in the market or other valuation techniques that require a judgment to develop and interpret the estimates of reasonable values, likewise, uses assumptions based on the market conditions in each of the dates in the statement of financial position. Therefore, the amounts estimated and are presented, are not necessarily indicative of the amounts that The Company could make in a real market interchange. The use of different assumptions and/or methods of estimation could have a material effect in the estimated amounts of reasonable value.

The financial instruments measured after the initial recognition at fair value are grouped in the levels shown next, that covers the degree in which a fair value is observed.

Level 1, the valuations of fair value are those derived from the quoted prices (no adjusted) in the active markets for identical assets or liabilities;

Level 2 the valuation of fair value are those derived from indicators different from the quoted prices included in level 1, but include indicators observables for an asset or liability, whether is directly or indirectly to quoted prices, that is, derived from these prices; and

Level 3 the valuations of fair value are those derived from valuation techniques that include the indicators for the assets or liabilities not based on the observable market information (non observable indicators).

The amounts of cash and cash equivalents of The Company, as well as the accounts receivable and payable from related parties, are closer to their reasonable value because they have short term maturity.

The derived financial instruments and the investments in shares available for sale are recorded at their fair value; classified as a Level 1 and Level 2 respectively.

As of December 31, 2012 and 2011, The Company does not have current derivative financial instruments contracts.

The long term debt of The Company is recorded at its amortized cost and, consists in debt that generate interests at fixed and variable rates related to market indicators. To obtain and disclose the fair value of the long term debt the market quote prices or quotes from operators for similar instruments are used. Except for the long term debts which are detailed in the chart below, The Company consider that the book value of the financial assets and liabilities and recognized at amortized cost is close to their fair values:

	As of December 31, 2012
	Book value	Fair value

Scotiabank Inverlat - Mortgage	$25,500,000	$26,031,923
Bancomext - Mortgage	448,515,000	409,971,429

Total	$474,015,000	$436,003,352

	As of December 31, 2011

Scotiabank Inverlat - Mortgage	$31,500,000	$32,440,301

Total	$31,500,000	$32,440,301

	As of January 1, 2011

Scotiabank Inverlat - Mortgage	$37,500,000	$38,283,913

Total	$37,500,000	$38,283,913

14.	Provisions

The provisions as of December 31, 2012 and as of January 1, 2011 are as follows:

	December 31, 2012	December 31, 2011	January 1, 2011

Bonds	$8,756,498	$12,756,799	$13,952,942
Dismantling of fixed assets	8,680,455	8,680,455	8,680,455
Electric energy	6,136,818	2,110,681	1,531,439
Publicity	5,632,616	2,909,017	8,568,923
Interests for bank loans	3,276,191	358,662	334,100
Gas	3,146,678	934,917	519,930
Royalties	1,899,735	3,226,703	1,961,630
Services received	1,273,419	1,117,713	747,258
Audit	1,038,839	1,170,151	1,047,079
Maintenance	804,416	444,316	1,089,502
Commissions	519,872	373,574	687,771
Several provisions	31,749,049	18,588,772	22,454,318

	$72,914,586	$52,671,760	$61,575,347

15.	Long term documents payable

In May 2011, IMASA held a public deed of purchase with a reserve of possession with Tavistock Investment Group, S.A. de C.V. (Tavistock), for the acquisition of a building next to its facilities in the amount of $ 34,870,563, of which $ 10,200,000 were paid to the signing of the deed and $ 24,670,564 will be paid on January 31, 2014, date in which the possession reserve will be cancelled and the property of the building will be transferred. Currently, Tavistock has a lease contract of the building held with a third party, with a maturity date as of December 31, 2013.

16.	Employee benefits

The Company has a liability to cover payments for seniority premiums, retirement plans, which are determined by actuarial studies, using the projected unit cost method. The actuarial calculus as of December 31, 2012 and 2011, are as follows:

	2012
	Seniority premium	Retirement plan	Total

Obligations for defined benefits	$7,920,784	$22,355,586	$30,276,370

Liability recognized in the statement of financial position at the end of the year	$7,920,784	$22,355,586	$30,276,370

Net cost of the period:
Labor cost of current service	$740,857	$1,056,385	$1,797,242
Financial cost	415,562	776,765	1,192,327
Labor cost of the past service	1,684,677	8,711,457	10,396,134
(Profit) loss actuarial, net	(761,368)	855,203	93,835

Net cost for the period	$2,079,728	$11,399,810	$13,479,538

Discount rate	6.50%	6.50%	6.50%
Salary increase rate	5.31%	5.31%	5.31%
Minimum wage increase rate	4.27%	4.27%	4.27%
Period of amortization of items pending to amortize	4 years	4 years	4 years

	2011

Obligations for defined benefits	$5,044,849	$10,409,292	$15,454,141
Items pending to recognize	(392,201)	(995,232)	(1,387,433)

Liability recognized in the general balance at the end of the year	$4,652,648	$9,414,060	$(14,066,708)

Net cost of the period:
Labor cost for current service	$563,403	$849,523	$1,412,926
Financial cost	325,192	708,250	1,033,442
Amortization of the transition liability	36,380	58,326	94,706
Labor cost of last service	60,821	328,692	389,513
Loss actuarial, net	148,810		148,810
Effect of settlement/reduction anticipated of obligations	(96,005)	(1,105,764)	(1,201,769)

Net cost for the period	$1,038,601	$839,027	$1,877,628

	2011
	Seniority premium	Retirement plan	Total

Discount rate	7.50%	7.50%	7.50%
Salary increase rate	5.31%	5.31%	5.31%
Minimum salary increase rate	4.27%	4.27%	4.27%
Period of amortization of items pending to amortize	4 years	4 years	4 years

17.	Tax on earnings

According to the current tax legislation, as of 2008 the companies must pay the tax that results greater between the ISR and the IETU. The rate for ISR will be 28% until 2009 and 30% from 2010 and thereafter. The IETU rate is 17.5% from 2010 and thereafter.

a.	Income Tax

The accounting result differs from the tax result mainly due to the effect of permanent differences, basically, in items included in the statement of income to reflect the effects of inflation and the temporary differences that affect accounting and taxable income in different periods.

The Company follows the practice of recognizing the effects of the deferred taxes, the determination of deferred ISR and IETU was made through the assets and liabilities method, which compares the tax and book values of them, from this comparison there are temporary differences to which the corresponding tax rate is applied.

As of December 31, 2012 and 2011 the net charge to the results for the concept of taxes, is as follows:

	2012	2011

Incurred ISR	$49,997,575	$52,455,455
Incurred IETU	(26,356,371)	5,658,671
Deferred ISR and IETU	17,943,214	5,574,063
IA benefit crediting	(2,876,029)	(1,592,483)

	$38,708,389	$62,095,706

The effects of the temporary differences that originate deferred taxes as of December 31, 2012 and 2011, and January 1, 2011, are as follows:

	December 31,		January 1, 2011
	2012	2011
Income tax:
Properties and equipment	$(44,640,740)	$(46,889,542)	$(38,134,693)
Accumulative inventories (Almexa)	(42,195,625)
Provisions	32,946,257	18,299,666	20,498,342
Tax on assets pending to recuperate	7,804,833	14,332,347	15,431,225
Valuation of financial assets available for sale	(21,304,196)	(27,693,424)	(28,505,600)
Tax losses	2,052,072	1,947,316	1,991,122
Advance payment to clients	589,985	42,984	110,363

Deferred ISR	(64,747,414)	(39,960,653)	(28,609,241)

	December 31,		January 1, 2011
	2012	2011

From the previous page	$(64,747,414)	$(39,960,653)	$(28,609,241)

Flat rate business tax:
Accounts receivable	(13,194,178)	(11,371,694)	(10,442,223)
Accounts payable	5,060,478	6,130,413	6,086,958
Tax credits	1,463,869	1,127,301	1,034,869

Deferred IETU	(6,669,831)	(4,113,980)	(3,320,396)

Deferred liability	$(71,417,245)	$(44,074,633)	$(31,929,637)

Change in deferred tax:

	December 31,
	2012	2011

Opening balance	$44,074,632	$31,929,637
Charges to income	17,943,214	5,574,063
Effect of valuation of assets available for sale	6,389,228	5,758,756
Effect of foreign currency translation	3,010,171	812,176

	$71,417,245	$44,074,632

Determination of the effective rate:

	2012	2011

Expected expenditure	30%	30%
Increase (decrease) resulting from:
Non-taxable income, net	(18)%
Tax incentive FIDECINE		(1)%
credit by IMPAC	(1)%	(1)%
Effect IETU greater than ISR	1%	1%
Effect deferred IETU	1%	1%
Other, net	(5)%	1%

Effective rate	8%	31%

For determination of the deferred ISR as of December 31, 2012 and 2011, and January 1, 2011, The Company applied to the temporary differences the applicable rates of the ISR Law or IETU in force in each period.

The deferred asset tax corresponds to the tax that has been paid in excess over the incurred ISR and that could be subject to refund or compensation according to the current tax dispositions.

To evaluate the recuperation of the deferred assets, the administration considers the probability that one part or the total of them will not be recuperated. The final realizations of the deferred assets depend on the generation of taxable profit in the periods in which the temporary differences are deductible. While carrying out this evaluation, the administration considers the expected reversion of the deferred liabilities, the projected taxable profits and the planning strategies.

b.	Tax on assets

Until December 31, 2006 the tax on assets (IA) Law established that a tax rate of 1.8% over the updated assets, be deducted from certain liabilities. In 2007 the rate was 1.25%, without any deduction.

As of December 31, 2007 the IA incurred in excess of the ISR of the year could be recoverable in the following ten years, updated for inflation, as long as in some of such years the ISR exceeded the IA. Likewise, the incurred ISR in excess of the IA of the year could be credited with the incurred IA in the following three years.

As of December 31, 2011 the Company has the following recoverable IA:

Year of origin	Year of prescription	Amount in pesos

2003	2013	$1,751,053
2004	2014	3,358,072
2005	2015	2,695,709

		$7,804,834

c.	Flat Rate Business Tax

On October 1, 2007 the new laws were published and several tax laws were also modified, as well as a presidential decree on November 5, 2007, that were applicable as of January 1, 2008, among them: (i) the derogation of the IA Law and (ii) a new tax called IETU, which contemplates its cash flows base and with certain restrictions for authorized deductions, besides granting tax credits related mainly with inventories, taxable salaries for the ISR and contributions to the social security, tax tosses originated by immediate deduction, IA recoverable and deductions related with investments in fixed assets, expenses and deferred charges.

According to the above, as of 2008 the companies must pay the tax that result greater between the IETU and the ISR. in the cases the IETU is incurred, its payment is considered definite, not subject to the recuperation in later years

d.	Tax to Cash Deposits

In 2012 and 2011 the Tax on Cash Deposits (IDE) was incurred at a rate of 3% over the cash deposits that exceed in a monthly accumulated manner $ 15,000, taking into consideration that it will be applicable for each institution of the mexican financial system. The IDE could be creditable against the ISR in the same year, and if it is the case, against the IRS withheld to third parties. The Company has credited the IDE against the incurred ISR in both years.

18.	Stockholders’ equity

a.	Capital stock

As of December 31, 2012 and 2011 the capital stock of the Company for an amount of $ 346,692,855 is represented by a unique series of 87,166,000 nominative ordinary shares, without expressing nominal value, totally paid and subscribed.

Net income for the year is subject to a legal requirement that 5% thereof be transferred to a legal reserve until is equal to 20% of the capital stock as established by the Mexican General Law of Commercial Companies Corporations.

For the distributed profits that have not previously paid taxes, the Company must pay the ISR relative to the profits subject to distribution of dividends, at the current tax rate. In case of reduction of capital, the excess of stockholders’ equity over the updated contributions according with the procedures established by the ISR Law, it will be treated as if it was a dividend.

On April 29, 2011, the Annual Stockholders Meeting was held, in which it was approved the net profit for the year 2010 and its application, likewise, a decree of dividends was approved for an amount of $ 18,304,860, of which $ 18,129,510 were paid, because The Company as of that date had repurchased shares, which did not receive the payment of the respective dividends.

On April 30, 2012, the Annual Stockholders Meeting was held, in which it was approved the net profit for the year 2011 and its application, likewise, a decree of dividends was approved for an amount of $ 19,177,000, from which $ 18,975,371 were paid, because The Company as of that date had 914,270 repurchased shares, which did not receive the payment of the respective dividends.

Restrictions to stockholders’ equity

The updated amount over the tax basis for the contributions made by the shareholders in the amount of $ 679,309,657 can be refunded to them without any tax, as long as such amount is equal or superior to the stockholders’ equity.

b.	Repurchase of own shares

In a General Stockholders Meeting held on April 30, 2012, it was confirmed the reserve for the acquisition of shares property of The Company in the amount of $ 6,000,000 as the maximum amount of resources that The Company could set aside for the purchase of its own shares. Any profit or loss generated is registered in the premium for issuance of repurchased shares in the statement of changes in stockholders’ equity. As of December 31, 2012 and 2011, The Company had 98,977 repurchased shares in the amount of $ 1,705,694 and 900,000 repurchased shares in the amount of $ 7,498,266 respectively.

c.	Comprehensive income

The comprehensive income that is presented in the statements of changes to the stockholders ‘equity, represents the result of the total activity of The Company during the year and is formed by the net profit of the year plus the results for conversion of foreign currency and the effects of valuation of financial assets available for sale, as shown next, which, according to the IFRS, were carried directly to the stockholders’ equity.

	2012	2011

Net income	$457,226,976	$135,382,340
Result for conversion of foreign currency	(33,062,408)	24,187,285
Changes in the valuation of financial assets available for sale	(14,908,198)	(738)

	$409,256,370	$159,568,887

d.	Capital risk management

The Company manages its capital to assure that the entities in the Company will be able to continue as a running business while maximizing the returns to its shareholders through the optimization of balances in debt and capital. The general strategy of The Company has not been modified in comparison with 2011.

19.	Related parties

In the course of its operations, The Company performs the following transactions with other companies that are related parties. These transactions are as follows:

	December 31,
	2012	2011

Expenses for

Property leasing:
Inmobiliaria Cuautitlan Santo Domingo, S.A. de C.V.	$25,897,933	$23,340,046
Inmobiliaria Aquiles Serdan, S.A. de C.V.	7,702,479	6,981,464
Inmobiliaria San Martin Tulpetlac, S.A. de C.V.	7,066,940

Professional fees:
Fomento de Capital, S.A. de C.V.	6,402,762	5,420,501

Donations:
Fundacion para Nosotras las Mujeres, A. C.		1,200,000

Other concepts:
Lifetime Brands, Inc. (services)	3,706,287	4,092,080
Lifetime Brands, Inc. (merchandise purchases)	1,439,900	2,948,017
Lifetime Brands, Inc. (royalties)	42,379	2,569,886

	$52,258,680	$46,551,994

Income from

Fomento de Capital, S.A. de C.V. (administrative services)	$1,501,210	$1,687,979
Inmobiliaria Churubusco 1120, S.A. de C.V. (sale of property) (1)	28,750,000
Inmobiliaria Aquiles Serdan, S.A. de C.V. (services)	900,000	900,000
Lifetime Brands, Inc. (share in sales to Costco México)	73,914	436,056
Lifetime Brands, Inc. (royalties)	272,634	218,464

	$31,497,758	$3,242,499

(1)	This income corresponds to the sale of the Building located in the City of Queretaro by Ekco Queretaro, S.A. de C.V. (subsidiary of The Company) to Inmobiliaria Churubusco 1120, S.A. de C.V. The sale conditions establish the payment will be made no later than October 25, 2013 or before, if Ekco Queretaro, S.A. de C.V. delivers the building to Inmobiliaria Churubusco 1120, S.A. de C.V. before the payment deadline (the amount plus the Added Value Tax pending to collect is for $ 32,430,000).

20.	Contingencies

a.	The Company and Ekco Queretaro, S.A. de C.V. granted an industrial mortgage in favor of Scotiabank Inverlat, S. A. for a credit obtained from that bank, additionally, IMASA constituted a civil and industrial mortgage.

b.	To guarantee the loan granted by Bancomext an industrial mortgage was created on Almexa and guarantee truss on the shares of Almexa.

c.	The Company presented a revocation resource against a tax credit for the supposed omission of payment for $ 8,010,485 of discharge rights to the drainage service. The revocation resource was resolved confirming the act. However, the Company filed a nullity suit in the Tribunal Contencioso Administrativo del Distrito Federal, which was solved through a sentence declaring the nullity of the challenged resolution against such sentence, the authority brought an appeal resource which was solved through a sentence, which demands to revoke the prior sentence until the authority issues a new resolution in which the principal proof offered by The Company be duly valued, later the defendant authority interposed a revision resource which to the date of issuance of the financial statements is pending to solve. According with knowledge and understanding of the lawyers in charge of this issue, the Company has enough elements to obtain again a favorable outcome.

d.	Fomento Productivo, S.A. de C.V. presented a complaint for excess in the fulfillment of the sentence pronounced in a nullity trial in favor, the authority erroneously and exceeding its faculties determined a tax credit in favor for a supposed omitted tax in the amount of $ 1,991,555 such pronouncement was instructed as a new trial by the Tribunal Federal de Justicia Fiscal y Administrativa, which was interposed and admitted as a nullity trial. On February 20, 2012, through a declared sentence, the authority declared it complete in the refuted resolution. On April 11, 2012 the demanded authority presented in the Tribunal Federal de Justicia Fiscal y Administrativa a revision appeal against the quoted sentence, which the mentioned Court agrees to, on September 13, 2012, leaving firm the nullity declared on April 11, 2012, being the tax credit cancelled.

e.	According to the current tax legislation, the authorities have the right to review up to five tax years previous to the last income tax return presented.

21.	Explanation of the transition to IFRS

The date of transition of The Company to IFRS was January 1, 2011. In the preparation of the first consolidated financial statements of The Company under the IFRS, the rules of transition to the reported figures previously in accordance with the NIF have been applied. The IFRS generally require that the retrospective application of standards and interpretations applicable to the date of the first report. However, the IFRS 1 allows certain exceptions in the applications of some standards to prior years, with the purpose of helping the entities in the transition process.

The Company applied the obligatory exceptions to the retrospective application of the IFRS, as follows:

Calculation of estimates. The estimates as of the date of transition are consistent with its own estimates under NIF.

The Company applied the optional exemptions to the retrospective application of the IFRS, as follows:

a.	Assumed cost. The Company applied the exemption of cost assumed by components for properties, machinery and equipment. Therefore, has been chosen as an assumed cost the fair value for some items of lands, buildings, and machinery and equipment determined through assessments on the date of transition. Likewise, has been chosen to use as a assumed cost the NIF restructured values for furniture, machinery and equipment, transportation equipment, computer equipment and improvements to leased rooms, considering that these are broadly comparables with the depreciated cost under the IFRS on the date of transition.

b.	Employees benefits. The Company applied the exemption of Employees benefits. Thus, recognizes all the actuarial earnings and losses accumulated to the date of transition.

c.	Accumulated differences for the effect of conversion. The Company applied this exemption. Therefore, to the date of transition reclassified to accumulated profits the accumulated effects of conversion of entities with different functional currency than theirs.

d.	Classification of financial instruments previously recognized. The Company opted for assigning certain investments as available for sale from the date of transition.

e.	Loans costs. The Company applied the requirements of the IFRS from the date of transition.

Conciliation between the IFRS and NIF. The following conciliations provide the quantification of the transition effects and the impact in the stockholders ‘equity and in the comprehensive income to the date of transition, January 1, 2011 and for the period of transition that ended on December 31, 2011, as follows:

a.	Conciliation of stockholders’ equity (figures in thousands mexican pesos)

	January 1, 2011	December 31, 2011

Total stockholders’ equity under NIF	$845,112	$957,615

Valuation of financial instruments available for sale	66,513	64,618
Valuation of properties, machinery and equipment	22,322	25,171
Cancellation of benefits due to termination	2,097	4,121
Others	(7,770)	(7,770)
Cancellation of the deferred PTU	(3,609)	(3,581)
Effects of conversion of foreign currency	1,917	25,152
Effect of deferred taxes, including the exception at initial recognition	(6,902)	(5,948)

Total adjustments to capital	74,568	101,763

Total stockholders’ equity under IFRS	$919,680	$1,059,375

b.	Conciliation of comprehensive income for the year ended December 31, 2011 (figures in thousands of Mexican pesos)

Comprehensive income under NIF	$132,376

Valuation of properties, machinery and equipment	4,107
Cancellation of benefits due to termination and recognition of actuarial earnings and losses	316
Effect of deferred taxes	(1,326)
Cancellation of deferred PTU	(90)
Effects of conversion of foreign currency	25,187
Valuation of financial instruments available for sale	(1)

Total adjustments to the comprehensive income	27,193

Net and comprehensive income under IFRS	$159,569

c.	Notes to the conciliation

The transition to IFRS originated the following changes to the accounting policies:

•

Valuation of financial instruments available for the sale- IAS 39, “Financial Instruments recognition and measurement”, requires that the financial instruments are classified according to the available categories. The classification and valuation depend on the intent of use that it has for the financial assets and liabilities. The Company classifies and assess as financial instruments available for sale, the investment in shares in which there is no control, joined control or significant influence.

•

Revaluation of properties, machinery and equipment. The Company used the voluntary exception of “Assumed cost” established by the IFRS 1 “First adoption” to determine the value of its properties, machinery and equipment at the beginning of the date of transition and opted for determining the reasonable value for some of its assets and revaluated securities NIF for others.

•

Benefits for termination and recognition of actuarial earnings and losses - IAS 19 “Employees Benefits”. Establishes that the benefits for termination refer to an obligation that arises from the termination of the labor relation and not of a rendered service. Therefore, it can only be registered until the payment obligation is generated or under the demand of the formal retirement plan. Likewise, the Company opted to recognize the actuarial earnings and losses no amortized related with the seniority plan and the pension plan on the date of transition, according to the voluntary exemption of the IFRS 1 “First adoption”.

•	Cancellations of the deferred PTU. IFRS does not allow the recognition of the deferred PTU. The Company will cancel the amount recognized as a deferred PTU.

•

Effects of the conversion of foreign currency IAS 21 “Effects of conversion of foreign currency defines that the functional currency is which an entity operates on its primary economic environment. The Company will recognize the effect of conversion from the register currency to functional currency of inform of the subsidiary in which these differ.

•

Deferred taxes. According to the IAS 12 “Taxes to profits”, the deferred taxes are recalculated with the adjusted accounting values of the assets and liabilities according to IFRS and with the application of the exception to the initial recognition.

•	Statement of cash flows. As a result of the transition to IFRS, the investment, operation and financing flows did not suffer changes.

22.	Summary of significant differences between accounting principles followed by The Company and U.S. generally accepted accounting principles (“US GAAP”)

The Companies prepared their consolidated financial statements in accordance with IFRS. The Company has prepared the following information, in this note, to present the nature and effect on net income and stockholders’ equity of the differences between IFRS and US GAAP.

a.	Fixed assets

IFRS permits the revaluation to fair value of some intangible assets; property, machinery, and equipment; and investment property, whereas US GAAP generally does not.

b.	Other Permanent Investments (LTB)

Under US GAAP Financial Instruments, gives entities the option to account for certain investments at fair value. If management does not elect to use the fair value option, the equity method of accounting is required.

For the fair value option is not available to investors to account for their investments in associate.

As last year other permanent investments have not been adjusted at fair value or by recognizing equity method to simplify business combination process at LTB. For IFRS Other Permanent investments has been adjusted to fair value according with corresponding marking value.

c.	Employee benefits

For IFRS the termination benefits are recognized when it is shown that the employer is committed to pay. And for US GAAP special termination benefits are recognized when they are communicated to employees and termination benefits are recognized when the employee voluntarily accepts the offer.

d.	Non-Monetary

Inventory is generating effects, due to the conversion of currency, since to IFRS, the change in functional currency is prospective from the date of change and the amounts of non-monetary assets and liabilities are translated at the current exchange rate at the date of the change. For US GAAP, the accounting and bases and non-monetary items depend on whether changing the functional currency of a foreign currency to the reporting currency.

	For the year ended December 31,
	2012	2011
Stockholders’ equity presented in the consolidated financial statements prepared under IFRS	$1,463,998,285	$1,055,254,368

US GAAP adjustments increase (decrease) due to:
Deferred tax impact of US GAAP adjustments	62,385,152	47,142,268
Accrued postretirement benefit liability and prepaid pension	(2,099,700)	(1,992,418)
Amortization	1,948,996	1,850,052
Inventories	(4,139,822)	14,537,199
Net fixed assets	(40,698,277)	8,088,394
Other permanent investments	(71,013,975)	(92,311,350)

Net adjustments	(53,617,626)	(22,685,855)

Stockholders’ equity in accordance with US GAAP	$1,410,380,659	$1,032,568,513

Net income presented in the consolidated financial statements prepared under IFRS	$457,226,927	$135,382,340

US GAAP adjustments
Increase (decrease) due to:
Depreciation	(18,257,252)	3,864,032
Amortization	(46,375)	(4,737)
Net periodic pension and postretirement benefit costs	(2,860,286)	639,632
Deferred taxes	336,879
Income for exchange rate	7,230,378	(679,761)

Net adjustments	(13,596,656)	3,819,166

Net income in accordance with US GAAP	$443,630,272	$139,201,507

Basic earnings per share	$5.09	$1.60

Diluted earnings per share	$5.10	$1.60

23.	Commitments

a.	The Company still has a lease contract for the building located in Av. 16 de Septiembre No. 31, Colonia Santo Domingo, Delegacion Azcapotzalco, Mexico, D.F. with Inmobiliaria Aquiles Serdan, S.A. de C.V. for a monthly rent of $ 44,954 US dollars. The maturity of such contract is until September 30, 2013 and/or when that building becomes vacant.

b.	On November 25, 2008, The Company executed the leasing agreement of a property located at Av. 16 de Septiembre No. 346, Cuautitlan Mexico, State of Mexico by and between Inmobiliaria Cuautitlan Santo Domingo, S.A. de C.V. with a term of fifteen years with a monthly rent of USD$ 138,672, and a guarantee deposit equivalent to 6.5% of the value of the lease in time. The term is mandatory for the parties.

24.	Segmented information

As mentioned in Note 1, The Company has two business segments (i) division of industrial products that consists in the manufacturing of aluminum products, which are used as raw material in different industries and (ii) division of consumer products consisting in the manufacturing and sale of aluminum products for the kitchen as well as the commercialization of different products for the same market.

The figures for each business segment are shown below:

Industrial products division:

	2012		2011
	Figures in thousands Mexican pesos	% over consolidated figures	Figures in thousands Mexican pesos	% over consolidated figures

Net sales	$1,194,840	53.72	$584,092	35.37
Operating expenses	283,380	92.84	41,955	16.38
Net income	363,699	79.54	55,769	41.19
Total assets	1,612,013	65.15	515,210	37.11
Total liabilities	862,247	85.34	180,698	54.24

Consumer products division:

	2012		2011
	Figures in thousands Mexican pesos	% over consolidated figures	Figures in thousands Mexican pesos	% over consolidated figures

Net sales	$1,029,416	46.28	$1,067,489	64.63
Operating expenses	21,851	7.16	214,137	83.62
Net income	93,529	20.46	79,613	58.81
Total assets	862,391	34.85	873,187	62.89
Total liabilities	148,159	14.66	152,445	45.76

25.	New accounting pronouncements

The following new and revised IFRS have been analyzed and implemented in the cases they apply according coming into force dates:

Effective for the annual periods beginning January 1, 2013:

IFRS 10, Consolidated financial statements

IFRS 11, Joined agreements

IFRS 12, Information to disclose on participations in other entities

IFRS 13, Measurement of fair value

Modifications to the IFRS 7, Disclosures - compensation of financial assets and liabilities.

The IAS 27 (revises in 2011), Separated financial statements

The IAS 28 (revised in 2011), Investments in associate companies and joined agreements

Modifications to the IAS 19 “Employee benefits”

Modifications to the IFRS, Annual improvements to the IFRS cycle 2009-2011, except for the modifications to the IAS 11

IFRIC 20, Dismantling Costs in the production phase of an open sky mine.

Modifications to the IFRS 10, IFRS 11 and IFRS 12, Consolidated financial statements, Joined agreements and Disclosures on participations in other entities: transition guides.

Effective for the annual periods beginning January 1, 2014:

Modifications to the IAS 32, Disclosures - compensation of financial assets and liabilities.

Effective for the annual periods beginning January 1, 2015:

IFRS 9, Financial instruments

Modifications to the IFRS 9 and IFRS 7, Effective date of IFRS 9 and transition disclosures

26.	Subsequent events

On February 27, 2013, The Company in society with UZIRALO, S.A. (Spanish company), engaged in the production of frying pans and kitchen products in lusterware steel constituted a new society called “Proyecto San Ignacio, S.A. de C.V.” (Proyecto San Ignacio), in which the participation of The Company will be of 51%.

Proyecto San Ignacio will be engaged in the production and commercialization of frying pans and kitchen products in lusterware steel, which will allow The Company in its division of consumer products to complement the offer for the kitchen and table products. The new society will operate in the city of Queretaro and the estimated investment for the share participation of The Company will be for $ 30,000,000 (Thirty million pesos 00/100 M.N.), contribution that will be carried out in 2013.

27.	Authorization of issuance of consolidated financial statements

These consolidated financial statements have been approved in February 28, 2013 by C.P. Emmanuel Reveles Ramírez, CFO and by C.P. Román Hernández Mendoza, Controller, responsible for the consolidated financial information of Grupo Vasconia, S. A. B., and Subsidiaries, and are subject to approval from the Ordinary Stockholders Meeting of the Company, in accordance with the guidelines of the mexican Ley General de Sociedades Mercantiles.